UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   September 30, 2014

Buckeye Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9356	23-2432497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Greenway Plaza Suite 600
Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 615-8600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01                                           Entry into a Material Definitive Agreement.

On September 30, 2014, Buckeye Partners, L.P. (“BPL”) and its indirect wholly-owned subsidiaries, Buckeye Energy Services LLC (“BES”), Buckeye Caribbean Terminals LLC (“BCT”) and Buckeye West Indies Holdings LP (“BWI”) entered into the New Credit Agreement (as defined below). The information set forth under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 1.02                                           Termination of a Material Agreement.

On September 30, 2014, BPL terminated its senior unsecured revolving credit agreement dated as of September 26, 2011, by and among BPL, BES, the lenders from time to time parties thereto and SunTrust Bank, as the administrative agent (as amended, the “Existing Credit Agreement”) and repaid all amounts outstanding thereunder with proceeds of loans drawn under the New Credit Agreement (as defined below).

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2014, BPL, BES, BCT and BWI (the “Borrowers”) entered into a Credit Agreement (the “New Credit Agreement”) with SunTrust Bank, as Administrative Agent and the other lenders from time to time party thereto (the “Lenders”), replacing the Existing Credit Agreement. The New Credit Agreement has a scheduled maturity date of September 30, 2019, with an option for the Borrowers to extend the term for two successive one-year periods, which extended terms will apply to any Lender who consents to such extension and any Lender replacing a non-consenting Lender.

Pursuant to the New Credit Agreement, the Lenders have committed to provide advances up to an aggregate principal amount of $1,500,000,000 at any one time outstanding, and the Borrowers have the option to request increases in the aggregate commitments provided that the aggregate commitments never exceed $2,000,000,000. For any such increase, the borrowers may ask one or more Lenders to increase their existing commitments and/or invite additional eligible lenders to become Lenders under the New Credit Agreement. As part of the aggregate commitments under the facility, the New Credit Agreement provides for letters of credit to be issued at the request of the Borrowers in an aggregate amount not to exceed a $500,000,000 sublimit and for swing line loans to be issued at the request of the Borrowers in an aggregate amount not to exceed a $150,000,000 sublimit.

Interest accrues on advances at a LIBOR rate or a base rate plus an applicable margin based on the election of the applicable Borrower for each interest period. The issuing fees for all letters of credit are also based on an applicable margin. The applicable margin used in connection with interest rates and fees is based on the credit ratings assigned to the senior, unsecured long-term debt securities of BPL. The applicable margin for LIBOR rate loans, swing line loans, and letter of credit fees ranges from 1.0% to 1.75% and the applicable margin for base rate loans ranges from 0% to 0.75%. The Borrowers will also pay a fee based on BPL’s credit ratings on the actual daily unused amount of the aggregate commitments. Immediately after entering into the New Credit Agreement, the Borrowers borrowed approximately $230,000,000 under such New Credit

Agreement. Proceeds of the borrowings under the New Credit Agreement were used to refinance the Existing Credit Agreement, to pay transaction fees and expenses related to the New Credit Agreement and to cash collateralize outstanding letters of credit and will be used for general corporate purposes, including working capital, capital expenditures, and permitted acquisitions.

The New Credit Agreement contains customary representations, warranties, covenants, and events of default, including a change of control event of default and limitations on incurrence of liens, new lines of business, mergers, transactions with affiliates, and restrictive agreements. The New Credit Agreement also includes covenants limiting, as of the last day of each fiscal quarter, the ratio of the consolidated funded debt of BPL and its restricted subsidiaries to the consolidated EBITDA (as defined in the New Credit Agreement) of BPL and its restricted subsidiaries, measured for the preceding twelve months, to not more than 5.00 to 1.00. This requirement is subject to a provision for increases to 5.50 to 1.00 in connection with certain future acquisitions. During the continuance of an event of default, the Lenders may take a number of actions, including declaring the entire amount then outstanding under the New Credit Agreement due and payable.

The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                        Revolving Credit Agreement, dated as of September 30, 2014, by and among Buckeye Partners, L.P., Buckeye Energy Services LLC, Buckeye Caribbean Terminals LLC, Buckeye West Indies Holdings LP, SunTrust Bank and other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P.

	By:	Buckeye GP LLC,
its General Partner

	By:	/s/ Todd J. Russo
Todd J. Russo
Senior Vice President, General Counsel and Secretary

Dated: October 6, 2014

Exhibit Index

Exhibit

10.1

Revolving Credit Agreement, dated as of September 30, 2014, by and among Buckeye Partners, L.P., Buckeye Energy Services LLC, Buckeye Caribbean Terminals LLC, Buckeye West Indies Holdings LP, SunTrust Bank and other lenders party thereto.